Exhibit 99.1

MARKETAXESS PROMOTES CHRIS CONCANNON TO CHIEF EXECUTIVE OFFICER;

RICHARD M. MCVEY TO BECOME EXECUTIVE CHAIRMAN

NEW YORK, January 9, 2023 – The Board of Directors of MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced that, effective April 3, 2023, Richard M. McVey, currently Chairman and Chief Executive Officer, will become Executive Chairman and Chris Concannon, currently President and Chief Operating Officer, will be promoted to Chief Executive Officer. Mr. Concannon will also continue to serve as a director on the Company’s Board.

“Since founding MarketAxess in 2000, Rick has led our company through a period of extraordinary growth, marked by transformative innovations to improve global bond market structure for the benefit of all market participants,” said Stephen P. Casper, Lead Independent Director of the MarketAxess Board. “As we head into an era of increasingly automated, data-driven trading, we are fortunate to have in Chris a proven leader deeply experienced in electronic markets. Chris and our strong leadership team are resolutely focused on our company’s immense growth opportunity in the years ahead.”

“In his current role, Chris has provided essential leadership as we successfully introduced a range of new trading protocols, expanded automated trading and execution, deepened our capabilities in data analytics and successfully integrated a number of strategic acquisitions,” said McVey. “He will become CEO at a time when our growth potential has never been more promising, and our leadership team is deeper than ever. I am looking forward to my transition to Executive Chairman where my focus will be on supporting Chris in his new role, further developing corporate strategy, and working closely with key clients and our Board of Directors.”

“I am fortunate in my new role to have an excellent team of colleagues around the world dedicated to our clients’ success and to delivering value to our shareholders,” said Concannon. “Across fixed-income markets, we see accelerated client adoption of technology needed to compete more effectively in markets increasingly shaped by automation, data analytics and the growth in ETFs. I believe MarketAxess has an exceptional opportunity to build on the impressive record of growth and innovation under Rick’s leadership, and I look forward to continuing our work together.”

Prior to MarketAxess, Mr. Concannon served as President and Chief Operating Officer of Cboe Global Markets, Inc., a position he was appointed to upon Cboe’s acquisition of Bats Global Markets, Inc. in 2017. Until Bats’ acquisition by Cboe, Mr. Concannon served as Chief Executive Officer of Bats since 2015. He has more than 20 years of experience as an executive at Nasdaq, Virtu Financial, Instinet and as an attorney at Morgan, Lewis & Bockius, LLP and the SEC.

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About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 1,900 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through the full trading lifecycle, including automated trading solutions, intelligent data products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media Relations Contact:

Marisha Mistry

MarketAxess Holdings Inc.

+1 917 267 1232

mmistry@marketaxess.com

Investor Relations Contact:

Stephen Davidson

MarketAxess Holdings Inc.

+1 212 813 6313

SDavidson2@marketaxess.com